Filed Pursuant to Rule 433

Registration Nos. 333-222005

333-222005-01

SHELL INTERNATIONAL FINANCE B.V.

2.000% Guaranteed Notes due 2024

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 4, 2019

US$1,250,000,000 2.000% Guaranteed Notes due 2024:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	2.000% Guaranteed Notes due 2024 (the “2024 Notes”)

Total principal amount being issued:	US$1,250,000,000

Guarantor Credit Ratings*:	Aa2/Stable by Moody’s Investors Service, Inc.

AA-/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2024 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	November 7, 2019

Guarantee:	Payment of the principal of and interest on the 2024 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 7, 2024

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	2.000% per annum

Date interest starts accruing:	November 7, 2019

Interest payment dates:	May 7 and November 7 of each year, subject to the Day Count Convention.

First interest payment date:	May 7, 2020

Benchmark Treasury:	1.500% due October 31, 2024

Benchmark Treasury yield:	1.590%

Spread to Benchmark Treasury:	47 bps

Yield to maturity:	2.060%

Selling concession:	0.072%

Reallowance:	0.048%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2024 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 22 and October 23 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2024 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2024 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2024 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2024 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. prior to October 7, 2024 (the date which is one month prior to the maturity date of the 2024 Notes), at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2024 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to the date of redemption. On or after October 7, 2024, redemption at any time at 100% of the principal amount of the 2024 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2024 Notes in one or more transactions subsequent to the original issue date of the 2024 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2024 Notes issued pursuant to the prospectus supplement. These additional 2024 Notes will be deemed part of the same series as the 2024 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2024 Notes the right to vote together with holders of the 2024 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.716%; Total: $1,246,450,000

Proceeds, before expenses, to Issuer:	Per Note: 99.596%; Total: $1,244,950,000

Underwriters:	BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

CUSIP Number:	822582 CC4

ISIN:	US822582CC49

SHELL INTERNATIONAL FINANCE B.V.

2.375% Guaranteed Notes due 2029

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 4, 2019

US$1,500,000,000 2.375% Guaranteed Notes due 2029:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	2.375% Guaranteed Notes due 2029 (the “2029 Notes”)

Total principal amount being issued:	US$1,500,000,000

Guarantor Credit Ratings*:	Aa2/Stable by Moody’s Investors Service, Inc.

AA-/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2029 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	November 7, 2019

Guarantee:	Payment of the principal of and interest on the 2029 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 7, 2029

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	2.375% per annum

Date interest starts accruing:	November 7, 2019

Interest payment dates:	May 7 and November 7 of each year, subject to the Day Count Convention.

First interest payment date:	May 7, 2020

Benchmark Treasury:	1.625% due August 15, 2029

Benchmark Treasury yield:	1.775%

Spread to Benchmark Treasury:	68 bps

Yield to maturity:	2.455%

Selling concession:	0.12%

Reallowance:	0.08%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2029 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 22 and October 23 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2029 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2029 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2029 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2029 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. prior to August 7, 2029 (the date which is three months prior to the maturity date of the 2029 Notes), at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2029 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued interest thereon to the date of redemption. On or after August 7, 2029, redemption at any time at 100% of the principal amount of the 2029 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2029 Notes in one or more transactions subsequent to the original issue date of the 2029 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2029 Notes issued pursuant to the prospectus supplement. These additional 2029 Notes will be deemed part of the same series as the 2029 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2029 Notes the right to vote together with holders of the 2029 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.294%; Total: $1,489,410,000

Proceeds, before expenses, to Issuer:	Per Note: 99.094%; Total: $1,486,410,000

Underwriters:	BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

CUSIP Number:	822582 CD2

ISIN:	US822582CD22

SHELL INTERNATIONAL FINANCE B.V.

3.125% Guaranteed Notes due 2049

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated November 4, 2019

US$1,250,000,000 3.125% Guaranteed Notes due 2049:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	3.125% Guaranteed Notes due 2049 (the “2049 Notes”)

Total principal amount being issued:	US$1,250,000,000

Guarantor Credit Ratings*:	Aa2/Stable by Moody’s Investors Service, Inc.

AA-/Stable by Standard & Poor’s Ratings Services

Denominations:	The 2049 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	November 7, 2019

Guarantee:	Payment of the principal of and interest on the 2049 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	November 7, 2049

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	3.125% per annum

Date interest starts accruing:	November 7, 2019

Interest payment dates:	May 7 and November 7 of each year, subject to the Day Count Convention.

First interest payment date:	May 7, 2020

Benchmark Treasury:	2.875% due May 15, 2049

Benchmark Treasury yield:	2.255%

Spread to Benchmark Treasury:	95 bps

Yield to maturity:	3.205%

Selling concession:	0.250%

Reallowance:	0.125%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2049 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	April 22 and October 23 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2049 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2049 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2049 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2049 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. prior to May 7, 2049 (the date which is six months prior to the maturity date of the 2049 Notes), at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2049 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus in each case accrued interest thereon to the date of redemption. On or after May 7, 2049, redemption at any time at 100% of the principal amount of the 2049 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2049 Notes in one or more transactions subsequent to the original issue date of the 2049 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2049 Notes issued pursuant to the prospectus supplement. These additional 2049 Notes will be deemed part of the same series as the 2049 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2049 Notes the right to vote together with holders of the 2049 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 98.466%; Total: $1,230,825,000

Proceeds, before expenses, to Issuer:	Per Note: 98.041%; Total: $1,225,512,500

Underwriters:	BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

CUSIP Number:	822582 CE0

ISIN:	US822582CE05

* * * * * * * *

*

Note: The Guarantor Credit Ratings refer to the ratings currently assigned by the identified rating agencies on the outstanding senior unsecured long term debt of Royal Dutch Shell plc. The 2024 Notes, the 2029 Notes and the 2049 Notes have not yet been rated. Ratings are subject to change at the discretion of the rating agencies. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision and withdrawal at any time.

**

Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2024 Notes, the 2029 Notes or the 2049 Notes on the date of pricing will be required, by virtue of the fact that the 2024 Notes, the 2029 Notes and the 2049 Notes initially will settle T + 3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2024 Notes, the 2029 Notes and the 2049 Notes who wish to trade such notes on the date of pricing of the notes sold in this offering should consult their own advisor.

The Issuer estimates that the expenses in connection with the offering of the 2024 Notes, the 2029 Notes and the 2049 Notes other than the underwriting discount, will be as follows:

SEC Registration Fee	519,200
Printing	15,950
Legal Fees and Expenses	154,000
Accounting Fees and Expenses	44,000
Trustee’s Fees and Expenses	11,000

Total	$744,150

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the Securities and Exchange Commission for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, or by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, or by calling Morgan Stanley & Co. LLC toll-free at 1-888-718-1649.